Exhibit 3.159.4

[Step 50]

CERTIFICATE OF MERGER

OF

HLT JV I BORROWER LLC

(a Delaware limited liability company)

with and into

HLT DOMESTIC JV HOLDINGS LLC

(a Delaware limited liability company)

Dated: August 26, 2016

The undersigned limited liability company formed and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: The name, jurisdiction of formation or organization and type of entity of each of the constituent entities which is to merge are as follows:

Name	Jurisdiction of Formation or Organization	Type of Entity
HLT JV I Borrower LLC	Delaware	limited liability company
HLT Domestic JV Holdings LLC	Delaware	limited liability company

SECOND: An Agreement and Plan of Merger has been approved and executed by HLT JV I Borrower LLC, a Delaware limited liability company (the “Non-Surviving LLC”), and HLT Domestic JV Holdings LLC, a Delaware limited liability company (the “Surviving LLC”).

THIRD: The name of the surviving domestic limited liability company is HLT Domestic JV Holdings LLC.

FOURTH: The merger of the Non-Surviving LLC into the Surviving LLC shall be effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

FIFTH: The executed Agreement and Plan of Merger is on file at a place of business of the Surviving LLC. The address of such place of business of the Surviving LLC is 7930 Jones Branch Drive, McLean, Virginia 22102.

SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the Surviving LLC, on request and without cost, to any member of the Surviving LLC and any member of the Non-Surviving LLC.

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IN WITNESS WHEREOF, the Surviving LLC has caused this Certificate of Merger to be duly executed as of the date first written above.

HLT Domestic JV Holdings LLC

By:	/s/ Sean Dell’Orto
Name:	Sean Dell’Orto
Title:	Senior Vice President and Treasurer
and Authorized Person

[Certificate of Merger of HLT Domestic JV Holdings LLC]